Exhibit (a)(1)(G)

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS BEING MADE SOLELY BY THE OFFER TO PURCHASE DATED JULY 15, 2005 AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO HOLDERS OF SHARES. THE OFFEROR (AS DEFINED BELOW) IS NOT AWARE OF ANY JURISDICTION WHERE THE MAKING OF THE OFFER OR THE TENDER OF SHARES IN CONNECTION THEREWITH WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. IF THE OFFEROR BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE TENDER OF SHARES IN CONNECTION THEREWITH WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, THE OFFEROR WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, THE OFFEROR CANNOT COMPLY WITH ANY SUCH LAW, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH JURISDICTION.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

US UNWIRED INC.

at

$6.25 Net Per Share

by

UK ACQUISITION CORP.

a wholly owned subsidiary

of

SPRINT CORPORATION

UK Acquisition Corp., a Louisiana corporation (the “Offeror”) and a wholly owned subsidiary of Sprint Corporation, a Kansas corporation (“Sprint”), is offering to purchase all the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of US Unwired Inc., a Louisiana corporation (the “Company”), for $6.25 per Share (the “Offer Consideration”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 15, 2005 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”). Following the Offer, Offeror intends to effect the Merger (as defined below).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON THURSDAY, AUGUST 11, 2005,

UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that represents at least a majority of the then outstanding Shares on a fully diluted basis. The Offer is also subject to the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of required approvals from the Federal Communications Commission and other required regulatory approvals and the satisfaction or waiver of certain other terms and conditions.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of July 10, 2005 (the “Merger Agreement”), by and among Sprint, the Offeror and the Company. The Merger Agreement, among other things, provides that following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and in accordance with the Louisiana Business Corporation Law (the “LBCL”), the Offeror will be merged with and into the Company (the “Merger”). As a result of the Merger, the Company will continue as the surviving corporation and will become a wholly owned subsidiary of Sprint, and the separate corporate existence of the Offeror will cease. At the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than any Shares that are held by shareholders that have demanded and perfected dissenters’ rights for those Shares in accordance with the LBCL (“Dissenting Shareholders”)) will be converted into the right to receive the price per Share paid pursuant to the Offer, in cash, without interest. Shares held by Dissenting Shareholders will be converted, in connection with the Merger, into the right to receive the fair cash value of their Shares as determined to be due pursuant to the procedures prescribed by the LBCL.

The Board of Directors of the Company unanimously (i) determined the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company and the Company’s shareholders, (ii) adopted, authorized and approved the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement, (iii) recommended that the Company’s shareholders approve the Merger Agreement and the Merger and (iv) recommended that the Company’s shareholders accept the Offer and tender their Shares to the Offeror pursuant to the Offer.

In connection with the Merger Agreement, Sprint entered into a Shareholders Agreement, dated as of July 10, 2005 (the “Shareholders Agreement”), with the following shareholders: William L. Henning, William L. Henning, Jr., John A. Henning, Sr., Thomas G. Henning, Lena B. Henning, John A. Henning Exempt Class Trust No. 1, William L. Henning, Jr. Exempt Class Trust No. 1, Thomas G. Henning Exempt Class Trust No. 1, Cameron Communications, L.L.C. and The 1818 Fund III, L.P. (collectively, the “Tendering Shareholders”). Pursuant to the Shareholders Agreement, the Tendering Shareholders have agreed to tender an aggregate of 45,087,920 Shares owned by the Tendering Shareholders (the “Committed Shares”) and the Tendering Shareholders have agreed to vote the Committed Shares in favor of the Merger. The Committed Shares represent approximately 27% of the Shares issued and outstanding and approximately 25% on a fully diluted basis as of June 30, 2005.

For purposes of the Offer (including during any Subsequent Offering Period (as defined below)), the Offeror will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Offeror gives oral or written notice to UMB Bank, n.a. (the “Depositary”) of the Offeror’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Offeror and transmitting those payments to tendering shareholders whose Shares have been accepted for payment. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any delay in making such payment. In all cases (including during any Subsequent Offering Period), the Offeror will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the “Share Certificates”) or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal.

The Merger Agreement provides that at the Company’s request, the Offeror will extend the expiration date of the Offer for not less than 20 business days if any condition of the Offer is not satisfied. The Offeror is not required, however, to extend the Offer beyond December 31, 2005. The Merger Agreement also provides that the Offeror may, without the consent of the Company, (i) extend the Offer beyond the scheduled expiration date in increments of not more than five business days each, if any of the conditions of the Offer are not satisfied, until such time as such conditions are satisfied or waived, (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “Commission”) or its staff applicable to the Offer and (iii) extend the Offer for a period of time, not to exceed 10 business days, if the board of directors of the Company has withdrawn, qualified or modified, or proposed publicly to withdraw, qualify or modify, its approval or recommendation of the Offer. During any extension described in this paragraph, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering shareholder to withdraw them. Any extension of the Offer may be effected by the Offeror giving oral or written notice of the extension to the Depositary and publicly announcing the extension.

The Offeror may, and if requested by the Company will, provide for a Subsequent Offering Period in connection with the Offer. If the Offeror does provide for such Subsequent Offering Period, subject to the applicable rules and regulations of the Commission, the Offeror may elect to extend its offer to purchase Shares beyond the Expiration Date for a subsequent offering period of not less than 10 business days (the “Subsequent Offering

Period”) if, among other things, upon the Expiration Date (i) all of the conditions to the Offeror’s obligations to accept for payment, and to pay for, Shares are satisfied (or, to the extent permitted by the Merger Agreement, waived) and (ii) the Offeror immediately accepts for payment, and promptly pays for, all Shares validly tendered and not validly withdrawn prior to the Expiration Date. The Offeror will immediately accept for payment, and promptly pay for, all validly tendered Shares as they are received during the Subsequent Offering Period by the Depositary. If the Offeror decides to include a Subsequent Offering Period, it will make an announcement to that effect by issuing a press release to a national news service on the next business day after the Expiration Date. “Expiration Date” means 12:00 midnight, New York City time on Thursday, August 11, 2005 (or the latest time and date at which the Offer, if extended, will expire).

Shares may be withdrawn at any time prior to the Expiration Date and, unless previously accepted for payment pursuant to the Offer, may also be withdrawn at any time after September 12, 2005. Shares tendered during a Subsequent Offering Period, however, may not be withdrawn. For the withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. The facsimile number for the Depositary is (816) 860-3970. Any notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered if different from the name of the person who tendered those Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those Share Certificates, the Shareholder must submit the serial numbers shown on those Share Certificates to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in Section 3 of the Offer to Purchase), unless the Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by the Offeror, in its sole discretion, whose determination will be final and binding. None of Sprint, the Offeror or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 14d-6(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Company has provided the Offeror with the Company’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Offeror to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished for subsequent transmittal to beneficial owners of Shares to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

Questions and requests for assistance or for additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Offeror’s expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Information Agent and the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers call collect:

(212) 269-5550

ALL OTHERS CALL TOLL FREE:

(800) 628-8536

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Banks and Brokers call collect:

(212) 816-5888

ALL OTHERS CALL TOLL FREE:

(800) 688-0307

July 15, 2005

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